(LOGO) LENNAR PARTNERS
An LNR Company

March 1, 2000

Norwest Bank Minnesota, N.A.
Corporate Trust Department,
11000 Broken Land Parkway,
Columbia, Maryland 21044-3562,

Attention: Corporate Trust Services (CMBS)-First Union Commercial Mortgage Trust
           Commercial Mortgage Pass-Through Certificates,
           FUNB Series 1999-C1

Re:        Annual Independent Public Accountant's Servicing Report
           FUNB Series 1999-C1
           Commercial Mortgage Pass-Through Certificates


To whom it may concern:

As of and for the year ended December 31, 1999, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan K. Chapman
Vice President

CC: First Union Capital Markets Group,
    One First Union Center, DC6,
    Charlotte, North Carolina 28288-1075
    Attention:Craig Lieberman, First Union Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, FUNB Series 1999-C1


         760  Northwest  107th Avenue  Suite 400  Miami,  Florida 33172
                 Telephone: (305) 220-4300  Fax:  (205) 226-3428